Exhibit 99.2

GENERAL AND FINANCIAL INFORMATION EXCERPTED FROM THE OFFERING MEMORANDUM

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth a summary of our selected consolidated financial data. We derived the selected consolidated financial data as of December 31, 2013 and December 31, 2012 and for the years ended December 31, 2013, December 31, 2012, and December 31, 2011 from our consolidated financial statements included elsewhere in this filing. The selected consolidated financial data as of December 31, 2010 and December 31, 2009, and for the years ended December 31, 2010 and December 31, 2009 have been derived from our financial statements for such years, which are not included herein. The summary historical financial data for, and as of, the three-month periods ended March 31, 2013 and March 31, 2014 are derived from our unaudited consolidated financial statements.

The selected consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this filing.

	Years Ended December 31,					Three Months Ended March 31,
	2009	2010	2011	2012	2013	2013	2014
	(Dollars in thousands)
Statement of Operations:
Revenues	$2,375,748	$2,388,211	$2,491,325	$2,638,024	$2,685,855	$660,224	$676,152
Cost of services	1,067,777	1,057,008	1,113,289	1,224,459	1,260,579	309,067	316,682
Selling, general and administrative expenses	907,358	911,022	909,908	935,390	945,062	257,867	237,613

Operating income	400,613	420,181	468,128	478,175	480,214	93,290	121,857
Interest income	311	255	447	408	329	63	144
Interest expense	(254,103)	(252,724)	(269,863)	(269,236)	(232,935)	(72,942)	(49,110)
Refinancing expense	—	(52,804)	—	(2,715)	(23,105)	(16,502)	—
Other, net	1,015	5,872	5,815	977	2,258	979	712

Other expense	(252,777)	(299,401)	(263,601)	(270,566)	(253,453)	(88,402)	(48,254)

Income before income tax expense	147,836	120,780	204,527	207,609	226,761	4,888	73,603
Income tax expense	56,862	60,476	77,034	82,068	83,559	1,833	27,325

Net income	90,974	60,304	127,493	125,541	143,202	3,055	46,278
Net income (loss)—noncontrolling interest	(2,745)	—	—	—	—	—	—

Net income—West Corporation	$88,229	$60,304	$127,493	$125,541	$143,202	$3,055	$46,278

Statement of Cash Flow Data:
Net cash provided from (used in)
Operating activities	$272,857	$312,829	$348,187	$318,916	$384,087	$98,666	$85,478
Investing activities	(112,615)	(137,896)	(329,441)	(201,622)	(135,508)	(33,963)	(35,374)
Financing activities	(271,844)	(133,651)	(23,180)	(33,130)	(196,828)	409,581	(22,716)

	Year Ended December 31,					Three Months Ended March 31,
	2009	2010	2011	2012	2013	2013	2014
Other Financial Data:
Adjusted EBITDA(1)	$647,941	$654,650	$681,357	$713,075	$712,825	$174,480	$172,148
Adjusted EBITDA margin(2)	27.3%	27.4%	27.3%	27.0%	26.5%	26.4%	25.5%
Capital expenditures	$122,668	$122,049	$120,122	$128,429	$127,705	$23,301	$27,628
Other Financial Data:
Cash and cash equivalents	$59,068	$97,793	$93,836	$179,111	$230,041	$651,136	$257,989
Working capital	175,007	213,465	203,486	303,424	363,928	297,845	405,338
Total assets	3,045,262	3,005,250	3,227,518	3,448,153	3,486,264	3,940,932	3,544,110
Total debt	3,633,243	3,533,566	3,516,365	4,017,656	3,525,347	4,057,594	3,525,347

(1)

The term “EBITDA” refers to earnings before interest expense, taxes, depreciation and amortization, and the term “Adjusted EBITDA” refers to earnings before interest expense, share based compensation, taxes, depreciation and amortization, litigation settlement costs, impairments and other non-cash reserves, transaction costs and after- acquisition synergies. We present Adjusted EBITDA because we use it as a liquidity measure in assessing compliance with our senior secured credit facilities. Our management team also uses Adjusted EBITDA as an important supplemental measure in evaluating our operating performance and preparing internal forecasts and budgets, and we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We believe that the presentation of Adjusted EBITDA is useful because it provides important insight into our profitability trends and allows management and investors to analyze operating results with and without the impact of certain non-cash charges, such as depreciation and amortization, share-based compensation and impairments and other non-cash reserves, as well as certain litigation settlement and transaction costs and after acquisition synergies. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business and as a measure of our liquidity, Adjusted EBITDA is not a measure of financial performance or liquidity under generally accepted accounting principles (“GAAP”) and the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business and includes adjustments for synergies that have not been realized. In addition, as disclosed below, certain adjustments included in our calculation of Adjusted EBITDA are based on management’s estimates and do not reflect actual results. Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to cash flows from operating activities.

	Years Ended December 31,					Three Months Ended March 31,
	2009	2010	2011	2012	2013	2013	2014
	(Dollars in thousands)
Cash flow from operating activities	$272,857	$312,829	$348,187	$318,916	$384,087	$98,666	$85,478
Income tax expense	56,862	60,476	77,034	82,068	83,559	1,833	27,325
Deferred income tax (expense) benefit	(28,274)	(20,837)	(23,716)	(1,318)	2,525	(4,343)	(3,123)
Interest expense and other financing charges	254,103	305,528	272,383	(273,117)	257,696	89,694	49,293
Allowance for impairment of purchase accounts receivable	(25,464)	—	—	—	—	—	—
Impairments	—	(37,675)	—	(3,715)	—	—	—
Provision for share-based compensation	(3,840)	(4,233)	(23,341)	(25,849)	(10,555)	(3,190)	(3,632)
Amortization of debt acquisition costs	(16,416)	(35,263)	(13,449)	(17,321)	(24,849)	(4,654)	(4,874)
Other	(375)	(652)	(232)	432	(99)	(27)	(5)
Changes in operating assets and liabilities, net of business acquisitions	80,833	16,466	11,952	36,818	(27,623)	(39,040)	16,665

EBITDA	590,286	596,639	648,818	663,148	664,741	138,939	167,127

Provision for share-based compensation(a)	3,840	4,233	23,341	25,849	10,555	3,190	3,632
Sponsor management termination fee and IPO bonus	4,174	4,189	4,085	4,123	27,975	27,975	—
Acquisition related costs	133	846	8,723	1,652	1,172	469	326
Acquisition earnout reversal	—	—	—	(7,887)	—	—	—
Acquisition synergies and transaction costs(b)	13,696	—	1,506	9,701	2,865	2,001	—
Non-cash portfolio impairments(c)	25,464	—	—	—	—	—	—
Site closures and other impairments(d)	6,976	44,040	2,233	12,245	1,547	222	1,055
Non-cash foreign currency loss (gain)(e)	(229)	1,199	(6,454)	1,581	3,970	1,684	8
Litigation settlement costs(f)	3,601	3,504	(895)	2,663	—	—	—

Adjusted EBITDA	$647,941	$654,650	$681,357	$713,075	$712,825	$174,480	$172,148

(a)	Represents total share-based compensation expense determined at fair value.
(b)	Represents unrealized synergies for acquisitions, consisting primarily of headcount reductions and telephony-related savings. Amounts shown are permitted to be added to “EBITDA” for purposes of calculating our compliance with certain covenants under our credit facility and the indentures governing our outstanding notes.
(c)	Represents non-cash portfolio receivable allowances.
(d)	Represents site closures, severance, goodwill and other asset impairments.
(e)	Represents the unrealized loss (gain) on foreign denominated debt and the loss (gain) on transactions with affiliates denominated in foreign currencies.
(f)	Litigation settlements, net of estimated insurance proceeds, and related legal costs.

(2)	Represents Adjusted EBITDA as a percentage of revenue.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview for the Years Ended December 31, 2013, 2012 and 2011.

The following table shows consolidated results of operations as a percentage of revenue for the periods indicated:

	Year ended December 31,
	2013	2012	2011
Revenue	100.0%	100.0%	100.0%
Cost of services	46.9	46.4	44.7
Selling, general and administrative expenses	35.2	35.5	36.5

Operating income	17.9	18.1	18.8
Interest expense	8.7	10.2	10.8
Refinancing expense	0.9	0.1	—
Other income	0.1	0.1	0.2

Income before income tax expense	8.4	7.9	8.2
Income tax expense	3.1	3.1	3.1

Net income	5.3%	4.8%	5.1%

Years Ended December 31, 2013 and 2012

Revenue:    Total revenue in 2013 increased $47.8 million, or 1.8%, to $2,685.9 million from $2,638.0 million in 2012. This increase included revenue of $20.9 million from the acquisition of HyperCube. The HyperCube acquisition closed on March 23, 2012. HyperCube’s results have been included in the Communication Services segment since that date. The remaining $26.9 million increase in revenue in 2013 was due to organic growth.

During the years ended December 31, 2013 and 2012, our largest 100 clients accounted for approximately 54% and 57% of total revenue, respectively. In 2013 and 2012, no client accounted for more than 10% of our aggregate revenue.

Revenue by segment:

	For the year ended December 31,
	2013	% of Total Revenue	2012	% of Total Revenue	Change	% Change
Revenue in thousands:
Unified Communications	$1,603,311	59.7%	$1,566,129	59.4%	$37,182	2.4%
Communication Services	1,119,809	41.7%	1,084,319	41.1%	35,490	3.3%
Intersegment eliminations	(37,265)	-1.4%	(12,424)	-0.5%	(24,841)	199.9%

Total	$2,685,855	100.0%	$2,638,024	100.0%	$47,831	1.8%

Unified Communications revenue in 2013 increased $37.2 million, or 2.4%, to $1,603.3 million from $1,566.1 million in 2012. The increase in revenue was primarily attributable to the addition of new customers as well as an increase in usage primarily of our web and audio-based services by our existing customers. The increase in revenue attributable to increased usage and new customer usage was partially offset by a decline in the rates charged to existing customers for those services. The volume of minutes used for our reservationless services, which accounts for the majority of our Unified Communications revenue, grew approximately 10.8% in 2013 over 2012, while the average rate per minute for reservationless services declined by approximately 7.4%.

During 2013, revenue in the Asia-Pacific (“APAC”) and Middle East and Africa (“EMEA”) regions grew to $470.4 million, an increase of 2.6% over 2012 primarily related to volume growth in EMEA.

Communication Services revenue in 2013 increased $35.5 million, or 3.3%, to $1,119.8 million from $1,084.3 million in 2012. The increase in revenue in 2013 included $20.9 million from an acquisition. Revenue from agent services in 2013 decreased $19.9 million compared with revenue for 2012. Revenue growth from automated services offered by the Communication Services segment, primarily Telecom services, offset the decline in revenues from agent services.

Cost of Services:    Cost of services consists of direct labor, telephone expense and other costs directly related to providing services to clients. Cost of services in 2013 increased $36.1 million, or 2.9%, to $1,260.6 million from $1,224.5 million in 2012. As a percentage of revenue, cost of services increased to 46.9% in 2013 from 46.4% in 2012.

Cost of Services by segment:

	For the year ended December 31,
	2013	% of Revenue	2012	% of Revenue	Change	% Change
Cost of services in thousands:
Unified Communications	$663,835	41.4%	$643,333	41.1%	$20,502	3.2%
Communication Services	628,873	56.2%	589,037	54.3%	39,836	6.8%
Intersegment eliminations	(32,129)	NM	(7,911)	NM	(24,218)	306.1%

Total	$1,260,579	46.9%	$1,224,459	46.4%	$36,120	2.9%

NM—Not Meaningful

Unified Communications cost of services in 2013 increased $20.5 million, or 3.2%, to $663.8 million from $643.3 million in 2012. The increase is primarily driven by increased service volume. As a percentage of this segment’s revenue, Unified Communications cost of services increased to 41.4% in 2013 from 41.1% in 2012. The increase in cost of services as a percentage of revenue for 2013 is due primarily to changes in the product mix, geographic mix, and declines in the average rate per minute for reservationless services.

Communication Services cost of services in 2013 increased $39.8 million, or 6.8%, to $628.9 million from $589.0 million in 2012. The increase in cost of services in 2013 was the result of $12.6 million of incremental cost of services from the HyperCube acquisition and increased service volume primarily for telecom services. As a percentage of revenue, Communication Services cost of services increased to 56.2% in 2013 from 54.3% in 2012. This increase in cost of services as a percentage of this segment’s revenue in 2013 is due primarily to reduced margins in agent services.

Selling, General and Administrative Expenses:    SG&A expenses in 2013 increased $9.7 million, or 1.0%, to $945.1 million from $935.4 million for 2012. The increase in SG&A expenses in 2013, included $25.0 million for Sponsor management fees and related termination of the management agreement in connection with the IPO and $3.0 million of IPO related bonuses. As a percentage of revenue, SG&A expenses improved to 35.2% in 2013 from 35.5% in 2012. In 2013, the Sponsor management fee, related termination of the management agreement and IPO related bonuses had a 1.0% impact on SG&A expenses as a percentage of revenue. In 2012, SG&A included $18.3 million of share based compensation expense for the modification of vesting criteria of certain stock options and dividend equivalents paid on notional shares in our deferred compensation plan in connection with the special cash dividend declared by our Board of Directors on August 15, 2012.

Selling, general and administrative expenses by segment:

	For the year ended December 31,
	2013	% of Revenue	2012	% of Revenue	Change	% Change
SG&A in thousands:
Unified Communications	$539,655	33.7%	$519,085	33.1%	$20,570	4.0%
Communication Services	410,543	36.7%	420,818	38.8%	(10,275)	-2.4%
Intersegment eliminations	(5,136)	NM	(4,513)	NM	(623)	1.9%

Total	$945,062	35.2%	$935,390	35.5%	$9,672	1.0%

NM—Not Meaningful

Unified Communications SG&A expenses in 2013 increased $20.6 million, or 4.0%, to $539.7 million from $519.1 million in 2012. As a percentage of this segment’s revenue, Unified Communications SG&A expenses increased to 33.7% in 2013 compared to 33.1% in 2012. The Sponsor management fee, related termination of the management agreement and IPO related bonuses allocated to Unified Communications was $19.3 million, which had a 1.2% impact on SG&A expenses as a percentage of revenue for Unified Communications.

Communication Services SG&A expenses in 2013 decreased $10.3 million, or 2.4%, to $410.5 million from $420.8 million in 2012. During 2012, Communication Services recorded $10.9 million for site closure and severance expenses and asset impairment. Severance and site closure expenses in 2013 were $0.9 million. As a percentage of this segment’s revenue, Communication Services SG&A expenses improved to 36.7% in 2013 from 38.8% in 2012. The Sponsor management fee, related termination of the management agreement and IPO related bonuses allocated to Communication Services was $8.7 million, which had a 0.8% impact on SG&A expenses as a percentage of revenue for Communication Services.

Operating Income:    Operating income in 2013 increased $2.0 million, or 0.4%, to $480.2 million from $478.2 million in 2012. As a percentage of revenue, operating income decreased to 17.9% in 2013 from 18.1% in 2012.

Operating income by business segment:

	For the year ended December 31,
	2013	% of Revenue	2012	% of Revenue	Change	% Change
Operating income in thousands:
Unified Communications	$399,821	24.9%	$403,711	25.8%	$(3,890)	-1.0%
Communication Services	80,393	7.2%	74,464	6.9%	5,929	8.0%

Total	$480,214	17.9%	$478,175	18.1%	$2,039	0.4%

Unified Communications operating income in 2013 decreased $3.9 million, or 1.0%, to $399.8 million from $403.7 million in 2012. As a percentage of this segment’s revenue, Unified Communications operating income decreased to 24.9% in 2013 from 25.8% in 2012 due to the factors discussed above for revenue, cost of services and SG&A expenses. In 2013, the Sponsor management fee, related termination of the management agreement and IPO related bonuses had a 1.2% impact on operating income as a percentage of revenue for Unified Communications.

Communication Services operating income in 2013 increased $5.9 million, or 8.0%, to $80.4 million from $74.5 million in 2012. As a percentage of revenue, Communication Services operating income increased to 7.2% in 2013 from 6.9% in 2012 due to the factors discussed above for revenue, cost of services and SG&A expenses. In 2013, the Sponsor management fee, related termination of the management agreement and IPO related bonuses had a 0.8% impact on operating income as a percentage of revenue for Communication Services.

Other Income (Expense):    Other income (expense) includes interest expense from borrowings under credit facilities and outstanding notes, the $16.5 million call premium and $6.6 million accelerated amortization of deferred financing costs on the redemption of our 11% senior subordinated notes, the $4.0 million aggregate foreign exchange loss on affiliate transactions denominated in currencies other than the functional currency and interest income from short-term investments. Other expense in 2013 was $253.5 million compared to $270.6 million in 2012. Interest expense, inclusive of the subordinated notes call premium and accelerated amortization of deferred financing costs in 2013 was $256.0 million compared to $272.0 million in 2012.

During 2013, we recognized a $4.0 million loss on foreign currency transactions denominated in currencies other than the functional currency compared to a $1.6 million loss on foreign currencies in 2012. During 2013 and 2012 we recognized a $6.2 million gain and $3.3 million gain in marking the investments in our non-qualified retirement plans to market, respectively. This mark-to-market gain recognized in other income is offset by additional compensation expense recorded in SG&A expense.

Net Income:    Our net income in 2013 increased $17.7 million, or 14.1%, to $143.2 million from $125.5 million in 2012. The increase in net income was driven primarily by $36.3 million lower interest expense, $2.0 million higher operating income, $1.2 million higher non-operating income and a lower effective tax rate. In 2013, the Sponsor management fee, related termination of the management agreement, IPO related bonuses, subordinated notes call premium and accelerated interest expense for the deferred financing costs associated with the senior subordinated notes had a $31.7 million negative impact on net income. Net income includes a provision for income tax expense at an effective rate of approximately 36.8% for 2013, compared to an effective tax rate of approximately 39.5% in 2012.

Earnings per common share: Earnings per common share-basic for 2013 and 2012 were $1.82 and $2.04, respectively. Earnings per common share-diluted for 2013 and 2012 were $1.78 and $1.98, respectively. The reduction in earnings per share was driven by the 21,275,000 additional shares issued and outstanding as a result of our IPO completed on March 27, 2013.

Years Ended December 31, 2012 and 2011

Revenue:    Total revenue in 2012 increased $146.7 million, or 5.9%, to $2,638.0 million from $2,491.3 million in 2011. This increase included revenue of $96.2 million from acquired entities. The acquisitions which comprise this increase were Twenty First Century Communications, Inc.,

Preferred One Stop Technologies Limited, Unisfair, Inc., WIPC, Contact One, Inc. (“Contact One”), PivotPoint Solutions, LLC (“PivotPoint”) and HyperCube. These acquisitions closed on February 1, 2011, February 1, 2011, March 1, 2011, June 3, 2011, June 7, 2011, August 10, 2011 and March 23, 2012, respectively. Results from PivotPoint, Contact One and HyperCube have been included in the Communication Services segment since their respective acquisition dates. All of the other acquisitions, noted above, have been included in the Unified Communications segment since their respective acquisition dates.

During the years ended December 31, 2012 and 2011, our largest 100 clients accounted for approximately 57% and 55% of total revenue, respectively. In 2012, no client accounted for more than 10% of our aggregate revenue. In 2011, the aggregate revenue from our largest client, AT&T, as a percentage of our total revenue was approximately 10%.

Revenue by segment:

	For the year ended December 31,
	2012	% of Total Revenue	2011	% of Total Revenue	Change	% Change
Revenue in thousands:
Unified Communications	$1,566,129	59.4%	$1,481,336	59.5%	$84,793	5.7%
Communication Services	1,084,319	41.1%	1,021,188	41.0%	63,131	6.2%
Intersegment eliminations	(12,424)	-0.5%	(11,199)	-0.5%	(1,225)	10.9%

Total	$2,638,024	100.0%	$2,491,325	100.0%	$146,699	5.9%

Unified Communications revenue in 2012 increased $84.8 million, or 5.7%, to $1,566.1 million from $1,481.3 million in 2011. The increase in revenue included $27.4 million from acquisitions. The remaining $57.4 million increase was primarily attributable to the addition of new customers as well as an increase in usage primarily of our web and audio-based services by our existing customers. Revenue attributable to increased usage and new customer usage was partially offset by a decline in the rates charged to existing customers for those services. The volume of minutes used for our reservationless services, which accounts for the majority of our Unified Communications revenue, grew approximately 9.0% in 2012 over 2011, while the average rate per minute for reservationless services declined by approximately 6.7%.

During 2012, revenue in the APAC and EMEA regions grew to $458.5 million, an increase of 4.0% over 2011 primarily related to volume growth in APAC. Using the same foreign currency rates in effect during 2011, revenue in APAC and EMEA increased 6.4% in 2012.

Communication Services revenue in 2012 increased $63.1 million, or 5.7%, to $1,084.3 million from $1,021.2 million in 2011. The increase in revenue in 2012 included $68.8 million from acquisitions. Revenue from agent services for 2012 increased $20.6 million compared with revenue for 2011, partially offset by a decline of $12.8 million in direct response agent revenue. Revenue from equipment sales in public safety declined by $16.5 million due to reduced government spending for public safety equipment and due to the transition to a software as a services (“SAAS”) model. The SAAS model provides recurring monthly revenue over a multi-year period as opposed to an upfront one-time sale, with monthly maintenance fees.

Cost of Services:    Cost of services consists of direct labor, telephone expense and other costs directly related to providing services to clients. Cost of services in 2012 increased $111.2 million, or 10.0%, to $1,224.5 million from $1,113.3 million in 2011. Cost of services from acquired entities was $56.0 million. As a percentage of revenue, cost of services increased to 46.4% in 2012 from 44.7% in 2011.

Cost of Services by segment:

	For the year ended December 31,
	2012	% of Revenue	2011	% of Revenue	Change	% Change
Cost of services in thousands:
Unified Communications	$643,333	41.1%	$584,881	39.5%	$58,452	10.0%
Communication Services	589,037	54.3%	536,261	52.5%	52,776	9.8%
Intersegment eliminations	(7,911)	NM	(7,853)	NM	(58)	0.7%

Total	$1,224,459	46.4%	$1,113,289	44.7%	$111,170	10.0%

NM — Not Meaningful

Unified Communications cost of services in 2012 increased $58.5 million, or 10.0%, to $643.3 million from $584.9 million in 2011. Cost of services from acquired entities increased cost of services by $16.6 million. The remaining increase is primarily driven by increased service volume. As a percentage of this segment’s revenue, Unified Communications cost of services increased to 41.1% in 2012 from 39.5% in 2011. The increase in cost of services as a percentage of revenue for 2012 is due primarily to changes in the product mix, geographic mix, the impact of acquired entities and declines in the average rate per minute for reservationless services.

Communication Services cost of services in 2012 increased $52.8 million, or 9.8%, to $589.0 million from $536.3 million in 2011. The increase in cost of services included $39.4 million of additional costs from acquired entities. The remaining $13.4 million increase was primarily driven by increased service volume. As a percentage of revenue, Communication Services cost of services increased to 54.3% in 2012 from 52.5% in 2011. The increase in cost of services as a percentage of revenue in 2012 was the result of additional costs from acquired entities and a higher mix of agent services.

Selling, General and Administrative Expenses:    SG&A expenses in 2012 increased $25.5 million, or 2.8%, to $935.4 million from $909.9 million for 2011. The increase in SG&A expenses in 2012 reflected an improvement in our SG&A expense margin that was offset by $30.4 million of additional SG&A expenses from acquired entities and a fair value adjustment in the valuation of an acquisition earn-out accrual. As a percentage of revenue, SG&A expenses improved to 35.5% in 2012 from 36.5% in 2011. In 2012, SG&A included $18.3 million of share based compensation expense for the modification of vesting criteria of certain stock options and dividend equivalents paid on notional shares in our deferred compensation plan in connection with the special cash dividend declared by our Board of Directors on August 15, 2012. In 2011, SG&A included $18.5 million of share based compensation expense for the modification of vesting criteria of restricted stock grants.

Selling, general and administrative expenses by segment:

	For the year ended December 31,
	2012	% of Revenue	2011	% of Revenue	Change	% Change
SG&A in thousands:
Unified Communications	$519,085	33.1%	$510,765	34.5%	$8,320	1.6%
Communication Services	420,818	38.8%	402,489	39.4%	18,329	4.6%
Intersegment eliminations	(4,513)	NM	(3,346)	NM	(1,167)	34.9%

Total	$935,390	35.5%	$909,908	36.5%	$25,482	2.8%

NM — Not Meaningful

Unified Communications SG&A expenses in 2012 increased $8.3 million, or 1.6%, to $519.1 million from $510.8 million in 2011. The $8.3 million increase in SG&A expenses in 2012 reflected an improvement in our SG&A expense margin, which included an adjustment to an earn-out provision of $7.9 million, that was partially offset by $5.8 million of additional SG&A expenses from acquired entities. As a result of these changes, our Unified Communications SG&A expenses as a percentage of this segments’ revenue in 2012 improved to 33.1% from 34.5% in 2011.

Communication Services SG&A expenses in 2012 increased $18.3 million, or 4.6%, to $420.8 million from $402.5 million in 2011. This increase in SG&A expense reflects an improvement in SG&A margin of $17.2 million that was offset by $6.7 million for site closure and severance expense and $4.1 million in asset impairments. During 2012, SG&A expenses from acquired entities were $24.6 million. As a percentage of this segment’s revenue, Communication Services SG&A expenses improved to 38.8% in 2012 from 39.4% in 2011.

Operating Income: Operating income in 2012 increased $10.0 million, or 2.1%, to $478.2 million from $468.1 million in 2011. As a percentage of revenue, operating income decreased to 18.1% in 2012 from 18.8% in 2011.

Operating income by segment:

	For the year ended December 31,
	2012	% of Revenue	2011	% of Revenue	Change	% Change
Operating income in thousands:
Unified Communications	$403,711	25.8%	$385,690	26.0%	$18,021	4.7%
Communication Services	74,464	6.9%	82,438	8.1%	(7,974)	-9.7%

Total	$478,175	18.1%	$468,128	18.8%	$10,047	2.1%

Unified Communications operating income in 2012 increased $18.0 million, or 4.7%, to $403.7 million from $385.7 million in 2011. The $18.0 million increase was primarily due to organic growth and an adjustment to an earn-out provision of $7.9 million. As a percentage of this segment’s revenue, Unified Communications operating income declined to 25.8% in 2012 from 26.0% in 2011 due to the factors discussed above for revenue, cost of services and SG&A expenses.

Communication Services operating income in 2012 decreased $8.0 million, or 9.7%, to $74.5 million from $82.4 million in 2011. This $8.0 million reduction is primarily attributable to the $10.8 million SG&A expense for site closure, related severance charges and asset impairments. As a percentage of revenue, Communication Services operating income decreased to 6.9% in 2012 from 8.1% in 2011 due to the factors discussed above for revenue, cost of services and SG&A expenses.

Other Income (Expense):    Other income (expense) includes interest expense from borrowings under credit facilities and outstanding notes, the aggregate foreign exchange gain (loss) on affiliate transactions denominated in currencies other than the functional currency and interest income. Other expense in 2012 was $270.6 million compared to $263.6 million in 2011. Interest expense in 2012 was $272.0 million compared to $269.9 million in 2011. In 2012, the change in interest expense was primarily due to higher outstanding debt obligations as a result of the Amended Credit Agreement. A portion of the net proceeds from the New Term Loans under the Amended Credit Agreement were used to repay approximately $448.4 million in term loans under our senior secured credit facilities due in October 2013. As a result of the repayment, the associated unamortized deferred debt issuance costs of $2.7 million were fully amortized and recorded as interest expense. During 2012, we recognized a $1.6 million loss on foreign currency transactions denominated in currencies other than the functional currency compared to a $6.5 million gain on foreign currencies in 2011. During 2012 and 2011 we recognized a $3.3 million gain and $1.3 million loss in marking the investments in our non-qualified retirement plans to market, respectively.

Net Income:    Our net income in 2012 decreased $2.0 million, or 1.5%, to $125.5 million from $127.5 million in 2011. The decrease in net income was due to the factors discussed above for revenue, cost of services, SG&A expense and other income (expense). Net income includes a provision for income tax expense at an effective rate of approximately 39.5% for 2012, compared to an effective tax rate of approximately 37.7% in 2011. The increase in the effective tax rate is primarily due to the expiration of federal credits and an increase in the accrual for uncertain tax positions.

Earnings (Loss) per common share:    Earnings (loss) per common share-basic for 2012 and 2011 were $2.04 and $(4.01), respectively. Earnings per common share-diluted for 2012 and 2011 were $1.98 and $(4.01), respectively.

Liquidity and Capital Resources

We have historically financed our operations and capital expenditures primarily through cash flows from operations supplemented by borrowings under our senior secured credit facilities, revolving credit facilities and asset securitization facilities.

Our current and anticipated uses of our cash, cash equivalents and marketable securities are to fund operating expenses, acquisitions, capital expenditures, interest payments, tax payments, quarterly dividends and the repayment of principal on debt.

The following table summarizes our cash flows by category for the periods presented:

	For the Three Months Ended March 31,
	2014	2013	Change	% Change
In thousands:
Cash flows from operating activities	$85,478	$98,666	$(13,188)	-13.4%
Cash flows used in investing activities	$(35,374)	$(33,963)	$(1,411)	4.2%
Cash flows (used in) from financing activities	$(22,716)	$409,581	$(432,297)	NM

NM – Not meaningful

Net cash flows from operating activities decreased $13.2 million, or 13.4%, to $85.5 million for the three months ended March 31, 2014, compared to net cash flows from operating activities of $98.7 million for the three months ended March 31, 2013. The decrease in net cash flows from operating activities is primarily due to changes in working capital and the timing of interest payments, customer receipts and prepaid service contracts.

Days sales outstanding (“DSO”), a key performance indicator that we utilize to monitor the accounts receivable average collection period and assess overall collection risk, was 62 days at March 31, 2014, compared to 60 days at March 31, 2013. At March 31, 2014, each additional day outstanding was an approximate $7.5 million reduction in our net cash flows from operating activities.

Net cash flows used in investing activities increased $1.4 million to $35.4 million for the three months ended March 31, 2014, compared to net cash flows used in investing activities of $34.0 million for the three months ended March 31, 2013. During the three months ended March 31, 2014, cash used for capital expenditures was $35.5 million compared to $33.5 million for the three months ended March 31, 2013.

Net cash flows used in financing activities was $22.7 million for the three months ended March 31, 2014, compared to net cash flows from financing activities of $409.6 million for the three months ended March 31, 2013. During the three months ended March 31, 2013, proceeds from our IPO, net of related offering costs, were $400.5 million. During the three months ended March 31, 2014, we did not draw on our senior revolving credit facilities or revolving trade accounts receivable facility. By comparison, proceeds from our revolving trade accounts receivable facility during the three months ended March 31, 2013, were $50.0 million. During the three months ended March 31, 2014, deferred financing and other debt related costs of $5.8 million were paid in connection with the Fourth Amendment. No principal repayments on long-term obligations were required or made during the three months ended March 31, 2014, compared to $10.1 million paid during the three months ended March 31, 2013. During the three months ended March 31, 2014, dividends of $18.9 million were declared and paid compared to $0.2 million of dividend equivalent payments during the three months ended March 31, 2013, as a result of dividends declared in August, 2012.

As of March 31, 2014, the amount of cash and cash equivalents held by our foreign subsidiaries was $110.2 million. We have accrued U.S. taxes on $275.0 million of unremitted foreign earnings and profits. Our intent is to permanently reinvest a portion of these funds outside the U.S. for acquisitions and capital expansion, and to repatriate a portion of these funds. Based on our current projected capital needs and the current amount of cash and cash equivalents held by our foreign subsidiaries, we do not anticipate incurring any material tax costs beyond our accrued tax position in connection with such repatriation, but we may be required to accrue for unanticipated additional tax costs in the future if our expectations or the amount of cash held by our foreign subsidiaries change.

Subject to legally available funds, we intend to pay a quarterly cash dividend at a rate equal to approximately $18.9 million per quarter (or an annual rate of $75.5 million). Based on approximately 83.9 million shares of common stock outstanding, this implies a quarterly dividend of approximately $0.225 per share (or an annual dividend of approximately $0.90 per share). We anticipate funding our dividend with cash generated by our operations. The declaration and payment of all future dividends, if any, will be at the sole discretion of our Board of Directors. On April 23, 2014, we announced a $0.225 per common share quarterly dividend. The dividend is payable May 15, 2014, to shareholders of record as of the close of business on May 5, 2014.

On April 21, 2014, we acquired SchoolMessenger, a leading provider of notification and mobile communication solutions for the K-12 education market. The purchase price was approximately $75.0 million and was funded by cash on hand. The acquisition will be integrated into our Unified Communications segment.

Given the Company’s current levels of cash on hand, anticipated cash flows from operations and available borrowing capacity, the Company believes it has sufficient liquidity to conduct its normal operations and pursue its business strategy in the ordinary course.

Year Ended December 31, 2013 compared to 2012

The following table summarizes our cash flows by category for the periods presented:

	For the Three Months Ended December 31,
	2013	2012	Change	% Change
In thousands:
Cash flows from operating activities	$384,087	$318,916	$65,171	20.4%
Cash flows used in investing activities	$(135,508)	$(201,622)	$66,114	-32.8%
Cash flows used in financing activities	$(196,828)	$(33,130)	$(163,698)	494.1%

Net cash flows from operating activities in 2013 increased $65.2 million, or 20.4%, to $384.1 million compared to net cash flows from operating activities of $318.9 million in 2012. The increase in net cash flows from operating activities is primarily due to the increase in net income and improvements in our working capital, primarily the timing of interest payments and collection of accounts receivable. These improvements in working capital were partially offset by the timing of payments to vendors.

DSO was 60 days at December 31, 2013. Throughout 2013, DSO ranged from 60 to 63 days. At December 31, 2012, DSO was 60 days and ranged from 60 to 65 days during 2012.

Net cash flows used in investing activities in 2013 decreased $66.1 million, or 32.8%, to $135.5 million compared to net cash flows used in investing activities of $201.6 million in 2012. In 2013, business acquisition investing was $77.3 million less than in 2012, as no acquisitions were completed in 2013. During the year ended December 31, 2013, cash used for capital expenditures was $128.4 million compared to $125.5 million during 2012.

Net cash flows used in financing activities in 2013 increased $163.7 million to $196.8 million compared to net cash flows used in financing activities of $33.1 million for 2012. During 2013, net proceeds from our IPO net of related offering costs were $398.1 million. During 2013, we redeemed $450.0 million 11% senior subordinated notes. The redemption price was 103.667% of the principal amount of the senior subordinated notes. Dividends paid in 2013 were $56.7 million. During 2013, deferred financing and other debt related costs of $30.8 million were paid in connection with the Third Amendment on February 20, 2013. Principal repayments on long-term obligations made during 2013 were $42.3 million compared to $20.3 million during 2012.

As of December 31, 2013, the amount of cash and cash equivalents held by our foreign subsidiaries was $93.2 million. We have also accrued U.S. taxes on $250.5 million of unremitted foreign earnings and profits. Our intent is to permanently reinvest a portion of these funds outside the U.S. for acquisitions and capital expansion, and to repatriate a portion of these funds. Based on our current projected capital needs and the current amount of cash and cash equivalents held by our foreign subsidiaries, we do not anticipate incurring any material tax costs beyond our accrued tax position in connection with such repatriation, but we may be required to accrue for unanticipated additional tax costs in the future if our expectations or the amount of cash held by our foreign subsidiaries change.

Subject to legally available funds, we intend to pay a quarterly cash dividend at a rate equal to approximately $18.8 million per quarter (or an annual rate of approximately $75.3 million). Based on approximately 83.7 million shares of common stock outstanding, this implies a quarterly dividend of approximately $0.225 per share (or an annual dividend of approximately $0.90 per share). We anticipate funding our dividend with cash generated by our operations. The declaration and payment of all future dividends, if any, will be at the sole discretion of our

Board of Directors. On January 30, 2014, we announced a $0.225 per common share quarterly dividend. The dividend is payable February 20, 2014, to shareholders of record as of the close of business on February 10, 2014.

Given our current levels of cash on hand, anticipated cash flow from operations and available borrowing capacity, we believe we have sufficient liquidity to conduct our normal operations and pursue our business strategy in the ordinary course.

Year Ended December 31, 2012 compared to 2011

The following table summarizes our cash flows by category for the periods presented:

	For the Three Months Ended December 31,
	2012	2011	Change	% Change
In thousands:
Cash flows from operating activities	$318,916	$348,187	$(29,271)	-8.4%
Cash flows used in investing activities	$(201,622)	$(329,441)	$127,819	-38.8%
Cash flows used in financing activities	$(33,130)	$(23,180)	$(9,950)	42.9%

Net cash flows from operating activities in 2012 decreased $29.3 million, or 8.4%, to $318.9 million compared to net cash flows from operating activities of $348.2 million in 2011. The decrease in net cash flows from operating activities is primarily due to an $18.4 million increase in cash interest payments and $53.5 million increase in cash tax payments, including foreign income tax payments due to higher utilization of net operating loss carry forwards in prior years compared to 2012 and higher domestic cash taxes associated with repatriation of foreign earnings.

DSO was 60 days at December 31, 2012. Throughout 2012, DSO ranged from 60 to 65 days. At December 31, 2011, DSO was 61 days and ranged from 58 to 62 days during 2011.

Net cash flows used in investing activities in 2012 decreased $127.8 million, or 38.8%, to $201.6 million compared to net cash flows used in investing activities of $329.4 million in 2011. In 2012, business acquisition investing was $134.4 million less than in 2011 due to fewer acquisitions. During the year ended December 31, 2012, cash used for capital expenditures was $125.5 million compared to $117.9 million during 2011, an increase of $7.6 million.

Net cash flows used in financing activities in 2012 increased $9.9 million or 42.9%, to $33.1 million compared to net cash flows used in financing activities of $23.2 million for 2011. During 2012, we entered into the Amended Credit Agreement, which provided for $970.0 million of New Term Loans, due June 30, 2018. We repaid the $448.4 million term loans due October 24, 2013 with a portion of the net proceeds from the New Term Loans. In connection with the New Term Loans we paid $27.5 million in related debt issuance costs that will be amortized into interest expense over the life of the New Term Loans. Also, on August 15, 2012, we announced that our Board of Directors declared a special cash dividend of $1.00 per share to be paid to stockholders of record as of August 15, 2012. In addition, we made equivalent cash payments and/or adjustments to holders of outstanding stock options to reflect the payment of such dividend and, in connection with such payment, accelerated the vesting of certain stock options that were scheduled to vest in 2013. We used a portion of the net proceeds from the New Term Loans and cash on hand to fund approximately $492.0 million cash dividends to stockholders (including holders of restricted stock, either currently or upon a future vesting date) and approximately $18.3 million dividend equivalent cash payments with respect to stock options (either currently or upon a future vesting date).

As of December 31, 2012, the amount of cash and cash equivalents held by our foreign subsidiaries was $58.6 million. We have also accrued U.S. taxes on $167.8 million of unremitted foreign earnings and profits. Our intent is to permanently reinvest a portion of these funds outside the U.S. for acquisitions and capital expansion, and to repatriate a portion of these funds. Based on our current projected capital needs and the current amount of cash and cash equivalents held by our foreign subsidiaries, we do not anticipate incurring any material tax costs beyond our accrued tax position in connection with such repatriation, but we may be required to accrue for unanticipated additional tax costs in the future if our expectations or the amount of cash held by our foreign subsidiaries change.

Senior Secured Term Loan Facility

On January 24, 2014, we modified our Senior Secured Credit Facilities by entering into the Fourth Amendment. The Fourth Amendment provided for a 25 basis point reduction in the applicable LIBOR interest rate margins and a 25 basis point reduction in the LIBOR interest rate floors of all Term Loans. As of March 31, 2014, the interest rate margins applicable to the 2018 Maturity Term Loans were 2.50% for LIBOR rate loans and 1.50% for base rate loans, and the interest rate margins applicable to the 2016 Maturity Term Loans were 2.0% for LIBOR rate loans and 1.0% for base rate loans. The Fourth Amendment also provides for interest rate floors applicable to the Term Loans. The interest rate floors as of March 31, 2014 were 0.75% for LIBOR rate loans and 1.75% for base rate loans. The Fourth Amendment also includes a soft call option applicable to the Term Loans. The soft call option provides for a premium equal to 1.0% of the amount of the repricing payment in the event that, on or prior to the six-month anniversary of the effective date of the Fourth Amendment, West or its subsidiary borrowers enter into certain repricing transactions.

In connection with the Fourth Amendment, the Company incurred refinancing fees and expenses of approximately $5.8 million, which will be amortized into interest expense over the remaining life of the Senior Secured Credit Facilities.

Our Senior Secured Credit Facilities bear interest at variable rates. Our Senior Secured Credit Facilities require annual principal payments of approximately $23.8 million, paid quarterly with balloon payments at maturity dates of July 15, 2016 and June 30, 2018 of approximately $305.9 million and $1,985.9 million respectively. The effective annual interest rates, inclusive of debt amortization costs, on the Senior Secured Credit Facilities for the three months ended March 31, 2014 and 2013 were 4.07% and 5.92%, respectively.

On June 17, 2014, we launched the Fifth Amendment to our Senior Secured Credit Facilities.

BUSINESS

Overview

Our Company

We are a leading provider of technology-driven communication services. We offer a broad portfolio of services, including conferencing and collaboration, IP communications, interactive services, public safety services, business process outsourcing and telecom services. The scale and processing capacity of our proprietary technology platforms, combined with our expertise in managing voice and data transactions, enable us to provide reliable, high-quality, mission-critical communications designed to maximize return on investment for our clients. Our clients include Fortune 1000 companies, along with small and medium enterprises in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. We have sales and operations in the United States, Canada, Europe, the Middle East, Asia-Pacific, Latin America and South America.

Since our founding in 1986, we have invested significantly to expand our technology platforms and develop our operational processes to meet the complex communications needs of our clients. We have evolved into a diversified and platform-based technology-driven service provider. Since 2005, our revenue from platform-based services has grown from 37% of total revenue to 73% for the three months ended March 31, 2014 and our operating income from platform-based services has grown from 53% of total operating income to 92% over the same period. For the twelve month period ended March 31, 2014, our revenues were $2,701.8 million, our Adjusted EBITDA was $710.5 million, or 26.3% margins, and we generated $370.9 million of cash flows from operating activities. As in the past, we will continue to seek and invest in higher margin businesses, irrespective of whether the associated services are delivered to our customers through an agent or a platform-based environment.

Investing in technology and developing specialized expertise in the industries we serve are critical components to our strategy of enhancing our services and delivering operational excellence. In 2013, we managed over 58 billion telecom minutes and approximately 148 million conference calls, facilitated over 290 million 9-1-1 calls, and our IVR, hosted contact center, and alerts and notifications platforms received and delivered over 2.8 billion calls and data messages. With approximately 755,000 telecom ports to handle conference calls, alerts and notifications and customer service calls at March 31, 2014, we believe our platforms provide scale and flexibility to handle greater transaction volume than our competitors, offer superior service and develop new offerings. These ports include approximately 465,000 IP ports, which we believe provide us with the only large-scale proprietary IP-based global conferencing platform deployed and in use today. Our technology-driven platforms allow us to provide a broad range of complementary automated and agent service offerings to our diverse client base.

The following summaries further highlight the steps we have taken to improve our business:

Developed and Enhanced Large Scale Technology Platforms.    Investing in technology and developing specialized expertise in the industries we serve are critical components to our strategy of enhancing our services and delivering operational excellence. Our approximately 755,000 telephony ports, including approximately 465,000 IP ports, provide us with what we believe is the only large-scale proprietary IP-based global conferencing platform deployed and in use today. Our open standards-based platform allows for the flexibility to add new capabilities as our clients demand. In addition, we have integrated mobile, social media and cloud computing capabilities into our platforms and offer those services to our clients.

Expanded Public Safety Services Platform.    We have invested significant resources into our public safety services. Since 2006, we have made several strategic acquisitions, including Intrado and Positron Public Safety Systems, which provided us with a leading platform in communication services for public safety. Today, we believe we are one of the largest providers of public safety services to telecommunications service providers, government agencies and public safety organizations, based on the number of 9-1-1 calls that we and other participants in the industry facilitate. We have steadily increased our presence in this market through substantial investments in proprietary systems to develop programs designed to upgrade the capabilities of 9-1-1 centers by delivering a broader set of features.

Expanded Our Unified Communications Business Segment.    Through both organic growth and acquisitions, we have been successful in strengthening our Unified Communications service offering. We have grown our sales force to expand the reach of our Unified Communications services both domestically and internationally. We have developed and integrated proprietary global and large enterprise-based services into our platform which allow for streamlined, cost-effective conferencing capabilities. Through several acquisitions, we have enhanced our web-based and mobile-based event services offerings and increased our capabilities in IP-based solutions. We are able to offer system design, project management and implementation to clients with our sales engineering and integration services.

We have also increased our presence in the high growth alerts and notifications market. We provide platform-based communication services across several industries, including healthcare, utilities, education, financial services, communications, transportation, government and public safety.

Our Services

We believe we have built our reputation as a best-in-class service provider by delivering differentiated, high-quality services for our clients. Our portfolio of technology-driven communication services includes:

Unified Communications

•

Conferencing & Collaboration Services.    Operating under the InterCall® brand, we are the largest conferencing services provider in the world based on conferencing revenue, according to Wainhouse Research. We managed approximately 148 million conference calls in 2013, a 10 percent increase over 2012. We provide our clients with an integrated global suite of meeting services. InterCall also offers multimedia event services designed to give our clients the ability to create, manage, distribute and reuse content internally and externally. Through a combination of proprietary products and strategic partnerships, our clients have the tools to support diverse internal and external multimedia requirements. Conferencing and collaboration services include the following:

•	On-Demand Audio Conferencing is a global automated conferencing service that allows clients to initiate an audio conference at any time, without the need to make a reservation or rely on an operator.

•

Web Conferencing and Collaboration Tools allow clients to connect remote employees and bolster collaboration among groups. These web-based tools provide clients with the capability to make presentations and share applications and documents over the Internet. These services are offered through our proprietary product, InterCall Unified Meeting®, as well as through the resale of Cisco, Microsoft and Adobe products. Web conferencing services can be customized to each client’s individual needs, and are integrated with our on-demand audio conferencing platform.

•

Audio and Video Webcasting Services allow users to broadcast small or large multimedia presentations over the Internet. We offer our clients the flexibility of broadcasting any combination of audio, video (desktop or high-end) or PowerPoint slides using any operating system.

•

Virtual Event Design and Hosting offers clients consulting, project management and implementation of hosted and managed virtual event and virtual environment solutions. Clients are able to provide large audiences easy and instant access to content, experts and peers. Examples of virtual events include trade shows, user groups, job fairs, virtual learning environments and town hall meetings.

•

Operator-Assisted Audio Conferencing Services are pre-scheduled conferences for large-scale, complex or important events. Operator-assisted services are customized to a client’s needs and provide a wide range of scalable features and enhancements, including the ability to record, broadcast, schedule and administer meetings.

•

Video Managed Services and Video Bridging allow clients to experience real-time face-to-face conferences. These services are offered through our products, InterCall Video Conferencing and InterCall Video Managed Services in conjunction with third-party equipment, and can be used for a wide variety of events, including training seminars, sales presentations, product launches and financial reporting calls.

•	IP Communications. We provide our clients with enterprise class IP-based communications solutions including the following services:

•

Hosted IP-PBX and Enterprise Call Management allows an enterprise to upgrade its use of communications technology with a suite of cloud-based, on–demand services including full PBX functionality, advanced enterprise and personal call management tools and leading edge unified communications features. These services can be fully integrated with a client’s existing IP or legacy TDM infrastructure where required, leveraging investments already made in telephony infrastructure and providing a seamless enterprise-wide solution.

•

Hosted and MPLS Network is a suite of IP trunking solutions designed to provide enterprise clients with carrier–grade service, along with the benefits of next–generation IP–based service that allows their business to run more efficiently. These solutions deliver a consistent set of voice services across an enterprise’s infrastructure, with flexible IP and TDM trunking options for clients’ on–site PBX.

•

Unified Communications Partner Solution Portfolio enables us to engineer flexible and scalable solutions suitable to an enterprise’s needs, leveraging a portfolio of Microsoft and Cisco offerings integrated with our products, applications and services.

•

Cloud-Based Security Services aggregate a set of technologies into one simple and scalable cloud–based solution that provides clients with network protection. This service can help protect the client’s network from spam and viruses, unauthorized intrusions and inappropriate web content, while providing simplicity and consistency of security policy management and eliminating single points of failure and bottlenecks that can occur with premise-based security solutions.

•

Professional Services and System Integration provides our clients with advice and solutions to integrate their unified communications systems. We offer consulting, design, integration, and implementation of voice, video, messaging, and collaboration systems and services.

•

Interactive Services.    We help our clients automate, navigate and solve their communication challenges across the customer lifecycle. We design, integrate, deliver and manage applications, services, platforms and networks that aim to improve the customer experience and drive efficiencies for our clients. Our technology uses an omni-channel approach that brings together voice, text, email, push notification, fax, video, web, social media, hosted contact center and mobile to create automated customer experience across channels. In 2013, our interactive voice response (“IVR”), hosted contact center, and alerts and notifications platforms received and delivered 2.8 billion calls and data messages on behalf of our clients. We offer the following interactive services:

•

Automated Voice Notifications are customized voice messages sent on behalf of our clients, delivered with personalized information. Our systems provide accurate detection of voice mail versus live answer, customized caller ID and retry logic.

•

SMS / Email Alerts and Notifications are customized electronic notifications sent on behalf of our clients directly to their customers’ handheld devices, wireless phones, two-way pagers or email inboxes.

•	Push Notifications enable clients to deliver targeted, personalized messaging to customers’ mobile devices.

•

Automated Customer Service Solutions range from speech/IVR applications and mobile solutions to SMS, chat and email. We help our clients engage with their customers through the channels they prefer. Examples of self-service applications used by our clients include: accessing account balances, activation of credit cards, placing orders, answering frequently asked questions and stop/start utility service.

•

Voice and Data Network Management Services assist our clients as they manage or update their own contact center communications networks. We offer hosted or managed services for the operation, administration and management of voice and data networks such as VoIP network management, network ACD / multi-channel contact routing, workforce management, quality monitoring and predictive dialing.

•

Multichannel Preference Management and Campaign Management Solutions allow our clients to create and manage customer information in a real-time environment. Our web-based user interface tool allows clients to upload customer contact information, create reusable notification templates and customize campaigns.

•

Website and Customer Portal Management is a web design service whereby we create custom-built, interactive websites for clients. We also provide a variety of additional features and services, including hosting, search engine optimization and maintenance.

Communication Services

•

Public Safety Services.    We believe we are one of the largest providers of public safety services based on the number of 9-1-1 calls that we and other participants in the industry facilitate. Our services are critical in facilitating public safety agencies’ ability to receive emergency calls from citizens. We offer the following public safety services:

•	9-1-1 Network Services are the systems that control the routing of emergency calls to the appropriate PSAPs. In 2013, we facilitated approximately 290 million 9-1-1 calls.

Our next generation 9-1-1 call handling solution is an IP-based system designed to significantly improve the information available to first responders by integrating capabilities such as the ability to text, send photos or video to 9-1-1 centers as well as providing stored data such as building blueprints or personal medical data to first responders. Our carrier-grade Location Based Services process approximately 135,000 daily requests in support of our clients’ E9-1-1 and commercial applications.

•

9-1-1 Telephony Systems and Services include our fully-integrated desktop communications technology solutions which public safety agencies use to enable E9-1-1 call handling. Our next generation 9-1-1 solution can be deployed in a variety of local, hosted and remote configurations, allowing public safety agencies to grow with minimal incremental investment. It currently operates in approximately 9,500 call-taking positions in approximately 1,650 PSAPs in North America.

•

Telecom Services.    Our telecom services support the merging of traditional telecom, mobile and IP technologies to service providers and enterprises. We are a leading provider of local and national tandem switching services to carriers throughout the United States. We leverage our proprietary customer traffic information system, sophisticated call routing and control facility to provide tandem interconnection services to the competitive marketplace, including wireless, wire-line, cable telephony and VoIP companies. We entered this market through the acquisition of HyperCube in March 2012. We offer the following telecom services:

•

Toll-Free Origination transports and switches toll free traffic originated by traditional wireline, VoIP, cable, and wireless carriers to all major IXCs in the United States. This service provides a highly scalable and efficient means to pass toll free traffic to IXCs.

•	Termination Services using our soft switch platform, national optical backbone and direct network interconnections allow for the termination of outbound toll traffic.

•	Tandem Transport switches local voice traffic between wireless carriers, CLECs, VoIP providers, and cable networks.

•

Agent Services.    We provide our clients with large-scale, agent services. We target opportunities that allow our agent services to be a part of larger strategic client engagements and with clients for whom these services can add value. We believe that we are known in the industry as a premium provider of these services. We offer a flexible model that includes on-shore, off-shore and home-based agent capabilities to fit our clients’ needs. We offer the following agent services:

•

Customer Care and Acquisition Services support our clients with their consumer-based communications needs. We provide customer acquisition and retention, customer care, technical support and sales services. Our customized process strategically matches our client’s goals to the appropriate solutions to maximize results.

•

Business-to-Business Account Management Services combines our experience, sales methodologies and technology to deliver an integrated suite of solutions that allow our clients to overcome a variety of common sales challenges across a multitude of business segments. Examples of these services include lead management, team sell, account management and sole territory coverage.

•

Receivables Management Services support many of today’s leading businesses and institutions with a fully licensed collection agency that has integrated partnerships across the telecommunications, financial services, government, healthcare and utilities industries.

•

Overpayment Identification and Recovery Services provides cost containment programs to organizations including: health insurance payers, third party administrators, managed care organizations, hospitals/physicians and self-insured companies. We analyze data from multiple healthcare sources, identify incorrectly paid claims, provide targeted communications and collect funds on behalf of our clients.

•

Health Advocate provides healthcare advocacy services as well as wellness coaching, employee assistance plans, chronic care solutions and price transparency tools to help consumers navigate the often complex healthcare system. We entered this market through the acquisition of Health AdvocateTM, Inc. in June 2014.

Market Opportunity

We are focused on voice and data markets. Consistent with our investment strategy, we have and will continue to target new and complementary markets that leverage our depth of expertise in voice and data services. We believe these markets, including unified communications, public safety and alerts and notifications services, are large, have relatively predictable and steady growth, and are characterized by recurring, valuable transactions and strong margin profiles. By leveraging our global sales team and diversified client base, we intend to continue targeting higher growth markets.

Unified Communications

We entered the conferencing and collaboration services market with our acquisition of InterCall in 2003. Through organic growth and multiple strategic acquisitions, we have become the leading global provider of conferencing services since 2008 based on revenue, according to Wainhouse Research. The market for worldwide unified communications services, which includes hosted and managed unified communications services and audio, web and operator-assisted conferencing was $8.9 billion in 2013 and is expected to grow at a CAGR of 14% through 2017 according to Wainhouse Research.

According to Tern Systems, the market for automated message delivery in the U.S. was approximately $934 million in 2013, and is expected to grow at an annual growth rate of 21% through 2017. We believe this growth is being driven by a number of factors, including increased globalization of business activity, focus on lower costs, increased adoption of unified communications services, and increasing awareness of the need for rapid communication during emergencies.

Communication Services

The market for public safety services represents a highly attractive opportunity, allowing us to participate in an end-market that we believe is less volatile with respect to downturns in the economy. According to Compass Intelligence, approximately $4.3 billion of government-sponsored funds were estimated to be available for 9-1-1 and next generation 9-1-1 applications, hardware and systems expenditures in 2013 and such funds are expected to grow at a 7.0% CAGR through 2016. Given the critical nature of these systems and services, government agencies and other public safety organizations prioritize funding for such services to ensure dependable delivery. Further, as communities across the U.S. upgrade outdated 9-1-1 systems to next generation 9-1-1 platforms, we believe our suite of services is best suited to capture the demand.

We deliver critical agent and automated services for our enterprise clients. Today, the market for these services remains attractive given its size and steady growth characteristics. We target select opportunities within the global customer care business process outsourcing market, which was estimated to be approximately $59 billion in 2013 with a projected CAGR through 2016 of approximately 6% according to International Data Corporation. We focus on high-value transactions that utilize our specialized knowledge and scale to drive enhanced profitability. We have built on our leading position in this market by investing in emerging service delivery models that provide a higher quality of service to our clients.

Our Competitive Strengths

We have developed expertise to serve the needs of clients who place a premium on the services we provide. We believe the following strengths have helped us to establish a leading competitive position in the markets we serve and enable us to deliver operational excellence to clients.

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Broad Portfolio of Product Offerings with Attractive Value Proposition.    Our technology platforms combined with our operational expertise and processes allow us to provide a broad range of service offerings for our clients. Our ability to provide our clients with a reliable, efficient and cost-effective alternative to process high volume, complex voice and data transactions, helps them meet their critical communications needs and helps improve their cost structure.

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Robust Technology Capabilities Enable Scalable Operating Model.    Our strengths across technology and multiple channels allow us to efficiently process data and voice transactions for our clients. We cross-utilize our assets and shared service platforms across our businesses, providing scale and flexibility to handle greater transaction volume, offer superior service and develop new offerings more effectively and efficiently. We foster a culture of innovation and have been issued approximately 249 patents and have approximately 310 pending patent applications for technology and processes that we have developed. We continue to invest in new platform technologies, including IP-based cloud computing environments, as well as to enhance our portfolio with patented technologies, which allow us to deliver premium services to our clients.

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Strong Client Relationships.    We have built long-lasting relationships with our clients who operate in a broad range of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. Our top ten clients in 2013 had an average tenure with us of over 12 years. In 2013, our 100 largest clients accounted for approximately 54% of our revenue and approximately 44% of our revenue came from clients purchasing multiple service offerings.

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Operational Excellence.    We achieve the results our clients are seeking through increased productivity, reliability and scale. Our ability to improve upon our clients’ communications processes is an important aspect of our value proposition. We leverage our proprietary technology infrastructure and shared services platforms to manage higher value transactions and achieve cost savings for our clients and ourselves.

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Experienced Management Team with Track Record of Growth.    Our senior leadership has an average tenure of approximately 17 years with us and has delivered strong results through various market cycles, both as a public and as a private company. As a group, this team has created a culture of superior client service and, through acquisitions and organic growth, has been able to achieve 10.5% revenue CAGR over the past ten years. Our team has established a long track record of successfully acquiring and integrating companies to drive growth.

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As demand for outsourced services grows with greater adoption of our technologies and services and the global trend toward business process outsourcing, we believe our long history of delivering results for our clients combined with our scale and the investments we have made in our businesses provide us with a significant competitive advantage.

Our Strategy

Our strategy is to identify growing markets where we can deploy our existing assets and expertise to strengthen our competitive position. Our strategy is supported by our commitment to superior client service, operational excellence and market leadership. Key aspects of our strategy include the following:

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Expand Relationships with Existing Clients.    We are focused on deepening and expanding relationships with our existing clients by delivering value in the form of reduced costs, improved customer relationships and enhanced revenue opportunities. Approximately 44% of our revenue in 2013 came from clients purchasing multiple service offerings from us. We seek out clients with plans for growth and expect to participate in that growth along with our clients. As we demonstrate the value that our services provide, often starting with a single service, we are frequently able to expand the size and scope of our client relationships.

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Develop New Client Relationships.    We will continue to focus on building long-term client relationships across a wide range of industries to further diversify our revenue base. We target clients in industries in which we have expertise or other competitive advantages and an ability to deliver a wide range of solutions that have a meaningful impact on their business. By continuing to add new long-term client relationships in large and growing markets, we believe we enhance the stability and growth potential of our revenue base.

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Capitalize on Select Global Opportunities.    In addition to expanding and enhancing our existing relationships domestically, we will selectively pursue new client opportunities globally. Our expertise in conferencing and collaboration services has allowed us to penetrate substantial international markets. In 2013, 19% of our consolidated revenue was generated outside of the U.S. Given the attractive growth dynamics within Europe, Asia-Pacific, South America and Latin America, we intend to further grow our Unified Communications business in these regions. Our distribution capabilities, including approximately 315 dedicated international Unified Communications sales personnel, provide us with the platform to drive incremental revenue opportunities.

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Continue to Enhance Leading Technology Capabilities.    We believe our service offerings are enhanced by our superior technology capabilities and track record of innovation, and we will continue to target services where our reliability, scale and efficiencies enable us to solve our clients’ communications issues or enhance the results of their communications. In addition to strengthening our client relationships, we believe our focus on technology facilitates our ongoing evolution toward a diversified, predominantly platform-based and technology-driven operating model.

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Continue to Enhance Our Value Proposition Through Selective Acquisitions.    Since our founding in 1986, we have completed 32 acquisitions of businesses and technologies with a total value of approximately $3.1 billion. We will continue to expand our suite of communication services across industries, geographies and end-markets. While we expect this will occur through organic growth, we expect to continue to acquire assets and businesses that strengthen our value proposition to clients and drive value to us. We have developed an internal capability to source, evaluate and integrate acquisitions that we believe has created value for shareholders.

Sales and Marketing

Generally, our sales personnel target growth-oriented clients and selectively pursue those with whom we have the greatest opportunity for long-term success. Their goals are both to maximize our current client relationships and expand our client base. To accomplish these goals, we attempt to sell additional services to existing clients and to develop new relationships. We generally pay commissions to sales professionals on both new sales and incremental revenue generated from existing clients.

— Unified Communications

For conferencing and collaboration services, IP communications and interactive services, we maintain a sales force of approximately 920 personnel that are trained to understand and respond to our clients’ needs.

— Communication Services

We maintain approximately 60 sales and marketing personnel dedicated to our public safety services, approximately 39 sales and marketing personnel dedicated to our agent services, and approximately 15 sales and marketing personnel dedicated to our telecom services.

Competition

— Unified Communications

The conferencing and collaboration services market is highly competitive. The principal competitive factors include, among others, range of service offerings, global capabilities, price and quality of service. Our principal competitors include AT&T, Verizon, PGi, BT Conferencing, Cisco Systems, Citrix, Microsoft and other premise-based solution providers.

The event services market has advanced from traditional audio-centric, operator-assisted conferencing solutions to more dynamic, web-centered solutions such as webcasting platforms with video, and interactive, persistent virtual environments. As a result, the market remains highly competitive and fragmented with new entrants joining as technology evolves. The principal competitive factors of operator-assisted conferencing are reliability, ease of use, price and global support. Competitors in this market include BT Conferencing, PGi and Arkadin. The principal competitive factors of the webcasting market are reliability, functionality, price, mobility, customization, ease of use and options like self-service and multicasting. Competitors in this market include ON24, Nasdaq OMX (formerly Thomson Reuters), Sonic Foundry, TalkPoint and cross over into the webinar market with Adobe and WebEx. The principal competitive factors of the virtual events market are ease of use, self-service, branding, integration with other solutions and global support. Competitors in this market include INXPO, ON24 and 6Connex.

The IP communications market is a highly competitive and growing market characterized by a large number of traditional carrier service providers entering the mid-market to enterprise market with proprietary versions of hosted or “cloud-based” unified communications service offerings, as well as smaller business-size competitors who compete more aggressively on price. The principal competitive factors include, among others, experience in implementing and designing enterprise level networks, on-demand and integrated hosted communications and collaboration platforms and expertise in integration of a broad variety of unified communications applications both in implementation and professional services consultation. Our principal competitors in this industry at the enterprise level include Cisco, Microsoft, AT&T,

Verizon, BT, ShoreTel and Google for hosted services solutions and IBM, Hewlett-Packard, Verizon Business and regional integrated service vendors for professional services. We also face competition from clients who implement in-house solutions from providers like Avaya, Cisco and Shortel. The small to medium sized business market has hundreds of regional competitors with a few like XO Communications, 8x8 and RingCentral that compete on a national scale.

The interactive services market is highly competitive and fragmented, characterized by a large number of vertically focused competitors addressing specific industries, including healthcare, travel, education, credit collection and government. The principal competitive factors in alerts and notifications include, among others, industry-specific knowledge and service focus, reliability, scalability, ease of use and price. Competitors in this industry include Varolii, Geneysys (formerly SoundBite Communications), PhoneTree and, in the medical and dental markets, Silverlink Communications, Patient Prompt and Sesame Communications. We also face competition from clients who implement in-house solutions.

The principal competitive factors in the automated call processing technologies market are scalability, flexibility, reliability, speed of implementing client applications and price of services. Competitors in this market are primarily premise-based services but a group of hosted providers has recently emerged.

— Communication Services

The market for wireline and wireless public safety services is competitive. The principal competitive factors in wireline and wireless public safety services are the effectiveness of existing infrastructure, scalability, reliability, ease of use, price, technical features, scope of product offerings, customer service and support, ease of technical migration, useful life of new technology and wireless support. Competitors in the incumbent local exchange carrier and competitive local exchange carrier markets generally include internally developed solutions, competitors in the wireless market include TeleCommunications Systems and competitors in the VoIP services market include Bandwidth.com, Inc. Competition in the public safety desktop market is driven by features, functionality, ease of use, price, reliability, upgradability, capital replacement and upgrade policies and customer service and support. Competitors in this market include Cassidian Communications and EmergiTech.

The principal competitive factors in the telecom services market include network performance, ease and breadth of interconnections to carriers, pricing and the ability to support converging technologies (TDM to IP). Competitors in this market include Inteliquent and Peerless Network along with CLECs.

The agent services market is highly competitive. The principal competitive factors in this market include, among others, quality of service, range of service offerings, flexibility and speed of implementing customized solutions to meet clients’ needs, capacity, industry-specific experience, technological expertise and price. In the agent customer services market, many clients retain multiple communication services providers, which exposes us to continuous competition in order to remain a preferred vendor. Competitors in the agent customer services industry include Convergys, TeleTech, Sykes, NCO, GC Services, Infosys Limited and Aegis Global. We also compete with the in-house operations of many of our existing and potential clients.

Our Clients

Our clients vary by business unit. We have a large and diverse client base for our conferencing and collaboration services, ranging from small businesses to Fortune 100 clients,

and operating in a wide range of industries, including telecommunications, utilities, education, retail, financial services, technology and healthcare. Traditionally, our public safety clients have been incumbent local exchange carriers and CLECs. Our agent service businesses serve larger enterprise clients operating in a wide range of industries.

Although we serve many clients, we derive a significant portion of our revenue from relatively few clients. In 2013, our 100 largest clients accounted for 54% of our revenue. No client accounted for 10% or more of our revenue in 2013.

Our Personnel

As of March 31, 2014, we had approximately 32,600 total employees, of which approximately 26,900 were employed in the Communication Services segment (including approximately 4,800 home-based, generally part-time employees), 5,100 were employed in the Unified Communications segment and approximately 600 were employed in corporate support functions. Of the total employees, approximately 8,800 were employed in management, staff and administrative positions, and approximately 8,300 were international employees.

Employees of our subsidiaries in France and Germany are represented by local works councils. Employees in France and certain other countries are also covered by the terms of industry-specific national collective agreements. Our employees are not represented by any labor organization in the United States. We believe that our relations with our employees and the labor organizations identified above are good.

Our Technology and Systems Development

Technology is critical to our business and we believe the scale and flexibility of our platform is a competitive strength. Our software and hardware systems, as well as our network infrastructure, are designed to offer high-quality, integrated solutions. We have made significant investments in reliable hardware systems and integrated commercially available software when appropriate. We currently have approximately 755,000 telephony ports to handle conference calls, alerts and notifications and customer service. These ports include approximately 465,000 IP ports, which we believe provide us with the only large-scale proprietary IP-based global conferencing platform deployed and in use today. Our technological platforms are designed to handle greater transaction volume than our competitors. Because our technology is client focused, we often rely on proprietary software systems developed internally to customize our services. As of March 31, 2014, we employed a staff of approximately 2,500 professionals in our information technology departments.

We recognize the importance of providing uninterrupted service for our clients. We have invested significant resources to develop, install and maintain facilities and systems that are designed to be highly reliable. Our facilities and systems are designed to maximize system availability and minimize the possibility of a service disruption.

We have network operations centers that operate 24 hours a day, seven days a week and use both internal and external systems to effectively operate our equipment, people and sites. We interface directly with telecommunications providers and have the ability to manage capacity in real time. Our network operations centers monitor the status of elements of our network on a real-time basis. All functions of our network operations centers have the ability to be managed at backup centers.

We rely on a combination of copyright, patent, trademark and trade secret laws, as well as on confidentiality procedures and non-compete agreements, to establish and protect our proprietary rights in each of our segments. We own approximately 249 registered patents and approximately 228 registered trademarks including several patents and trademarks that we obtained as part of our past acquisitions. Certain of our patents will expire in 2014. From time to time, we may sell a portion of our patent portfolio, when we have concluded that the benefit of the sale outweighs the benefit to our business of continuing to maintain exclusive ownership of the applicable patents. We do not expect these patent expirations or sales to have a material adverse effect on our business. Trademarks continue as long as we actively use the mark. We have approximately 310 pending patent applications pertaining to technology relating to transaction processing, call center and agent management, data collection, reporting and verification, conferencing and credit card processing. New patents that are issued have a life of 20 years from the date the patent application is initially filed. We believe the existence of these patents and trademarks, along with our ongoing processes to add additional patents and trademarks to our portfolio, may be a barrier to entry for specific products and services we provide and may also be used for defensive purposes in certain litigation.

Our International Operations

In 2013, revenue attributed to foreign countries was approximately 19% of our consolidated revenue and long-lived assets attributed to foreign countries were approximately 9% of our total consolidated long-lived assets.

In 2013, our Unified Communications segment operated out of facilities in the U.S. and approximately 23 foreign jurisdictions in North and South America, EMEA and APAC.

In 2013, our Communication Services segment operated facilities in the U.S., Canada, the Philippines, Mexico and Jamaica.

For additional information regarding our domestic and international revenues, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements included elsewhere in this filing.

Properties

At March 31, 2014 we owned our corporate headquarters facility in Omaha, Nebraska. We also own two other facilities in Omaha, Nebraska, used for administrative activities. Our principal operating locations are noted below.

Operating Segment	Owned / Leased	Principal Activities	Number of States in Which Properties are Located	Number of Foreign Countries in Which Properties are Located
Unified Communications	Owned	Administration	3	—
Unified Communications	Owned	Production	1	—
Unified Communications	Leased	Administration/ Sales	18	22
Unified Communications	Leased	Production	2	2
Communication Services	Owned	Administration	1	—
Communication Services	Owned	Production	3	—
Communication Services	Leased	Administration	6	1
Communication Services	Leased	Production	17	3

Unified Communications has locations in Australia, Belgium, Brazil, Canada, China, Denmark, Finland, France, Germany, Hong Kong, India, Israel, Italy, Japan, South Korea, Malaysia, Mexico, Netherlands, New Zealand, Singapore, Spain, Sweden and the United Kingdom. Communication Services locations in foreign countries include Australia, Canada, Jamaica, Mexico and the Philippines.

We believe that our facilities are adequate for our current requirements and that additional space will be available as required. See Note 4 of the Notes to Consolidated Financial Statements included elsewhere in this filing for information regarding our lease obligations.

Government Regulation

Privacy

We provide services to healthcare clients that, as providers of healthcare services, are considered “covered entities” under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). As covered entities, our clients must comply with standards for privacy, transaction and code sets, and data security. Under HIPAA, we are sometimes considered a “business associate,” which requires that we protect the security and privacy of “protected health information” provided to us by our clients. We have implemented HIPAA and Health Information Technology for Economic and Clinical Health Act (“HITECH”) compliance training and awareness programs for our healthcare services employees. We also have undertaken an ongoing process to test data security at all relevant levels. In addition, we have reviewed physical security at all healthcare operation centers and have implemented systems to control access to all work areas.

In addition to healthcare information, our databases contain personal data of our customers and clients’ customers, including credit card and other personal information. Federal law requires protection of customer proprietary network information (“CPNI”) applicable to our clients. Federal and state laws in the U.S. as well as those in the European Union require notification to consumers in the event of a security breach in or at our systems if the consumers’ personal information may have been compromised as a result of the breach. We have implemented processes and procedures to reduce the risk of security breaches, and have prepared plans to comply with these notification rules should a breach occur.

Telecommunications

Our wholly-owned subsidiary, Intrado Inc. and certain of its affiliates (collectively, “Intrado”), are subject to various regulations as a result of their status as a regulated competitive local exchange carrier, and/or an emergency services provider, and/or an IXC, including state utility commissions regulations and Federal Communications Commission (the “FCC”) regulations adopted under the Telecommunications Act of 1996, as amended. Also, under the New and Emerging Technologies 9-1-1 Improvement Act of 2008 (NET911 Act, P.L. 11-283, 47 U.S.C. 609) and its attendant FCC regulations (WC Docket No. 08-171, Report and Order dated October 21, 2008), Intrado® is required to provide access to VoIP telephony providers certain 9-1-1 and Enhanced, or E9-1-1, elements.

The market in which Intrado operates may also be influenced by legislation, regulation, and judicial or administrative determinations which seek to promote a national broadband plan, a nationwide public safety network, next generation services, and/or competition in local telephone markets, including 9-1-1 service as a part of local exchange service, or seek to modify the Universal Service Fund (“USF”) program.

On December 12, 2013, the FCC released a Report and Order (“9-1-1 Order”), Improving 9-1-1 Reliability, Reliability and Continuity of Communications Networks, Including Broadband Technologies, FCC 13-158, requiring 9-1-1 Service Providers (as defined in the 9-1-1 Order), among other things, to certify that the 9-1-1 Service Provider has audited and identified critical 9-1-1 transmission and monitoring facilities and taken reasonable steps to ensure reliability. The substantive requirements went into effect February 18, 2014. An initial certification is required one year after the effective date and the first full certification is required two years after the effective date. Intrado is analyzing the applicability of the 9-1-1 Order as well as ways to comply with the 9-1-1 Order to the extent it is applicable. Intrado may need cooperation from third party providers of network services to obtain relevant data. The providers Intrado relies on may not be able to provide the necessary data or may not agree to provide the necessary data at a reasonable commercial rate.

Through our wholly owned subsidiary West IP Communications, Inc. (formerly known as Smoothstone IP Communications Corporation) (“WIPC”), we provide interconnected VoIP services, which are subject to certain requirements imposed by the FCC, including without limitation, obligations to provide access to 9-1-1, pay federal universal service fees and protect CPNI, even though the FCC has not classified interconnected VoIP services as telecommunications services. The regulatory requirements applicable to WIPC’s VoIP services could change if the FCC determines the services to be telecommunications services regulated under Part II of the Communications Act.

Federal laws regulating the provision of traditional telecommunications services may adversely impact our conferencing business. Our conferencing business has submitted forms to the Universal Service Administrative Company (“USAC”) and paid federal USF and similar fees since August 1, 2008 based on our good faith interpretation of the revenue reporting requirements and classification of our services. To the extent that USAC or the FCC disagrees with the methodology or classification of our services, InterCall may be subject to additional costs and obligations applicable to more traditional telecommunications service providers.

Through our wholly owned subsidiary, HyperCube, we act as a telecommunications carrier and provider of switching services throughout the United States. HyperCube routes communications traffic to all other carriers, including wireless, wireline, cable telephony and VoIP companies. HyperCube Telecom, LLC, a wholly-owned subsidiary of HyperCube, has obtained licenses to offer telecommunications services from the FCC and authorization to offer facilities-based and resold telecommunications services from Public Utility Commissions (“PUCs”) in 46 states and the District of Columbia.

The FCC exercises regulatory authority over the pricing of the tandem transit and access services offered by HyperCube. On November 18, 2011, the FCC released a Report and Order and Further Notice of Proposed Rulemaking, FCC Release No. 11-161 (“FCC Order”), that comprehensively reforms the system under which regulated service providers compensate each other for the termination of interstate, intrastate, and local traffic. The FCC adopted bill-and-keep as the ultimate uniform, national methodology for all terminating telecommunications traffic exchanged with a local exchange carrier. Under bill-and-keep, the rate for exchanging terminating traffic is zero and terminating carriers look to their subscribers to cover the costs of providing termination services. The FCC Order did not address rate levels for tandem transit services.

The rules adopted by the FCC provide for a multi-year transition to a national uniform bill-and-keep framework. Carriers were required to cap most terminating interstate and intrastate intercarrier compensation rate elements as of December 29, 2011. To reduce the disparity between intrastate and interstate terminating end office rates, carriers were required to bring intrastate rates, where they were higher than interstate rates, to the level of interstate rates in two steps, the first by July 1, 2012, and the second by July 1, 2013. Thereafter, carriers such as HyperCube must reduce their interstate and intrastate termination and transport rates to bill-and-keep by July 2018.

As part of the transition of the intercarrier compensation system to bill-and-keep, the FCC also established in the FCC Order a prospective intercarrier compensation framework for traffic exchanged over public switched telephone network facilities that originates and/or terminates in IP format (“VoIP-PSTN traffic”). The FCC found that where a providers’ interconnection agreement does not address the appropriate rate for such traffic, the default intercarrier compensation rate for all toll terminating and originating VoIP-PSTN traffic would be equal to interstate access rates, while the default intercarrier compensation rate for other VoIP-PSTN traffic would be the otherwise-applicable reciprocal compensation rates. To collect the compensation for originating or terminating VoIP-PSTN traffic in IP traffic, a local exchange carrier, or its VoIP provider partner, must perform functions functionally equivalent to the switched access functions of non-VoIP-PSTN traffic performed by local exchange carriers. The FCC also addressed intercarrier compensation between wireline carriers and wireless providers in the FCC Order. Among other things, the FCC adopted bill-and-keep as the default methodology for all non-access traffic between wireless and wireline providers.

In the Further Notice of Proposed Rulemaking adopted as part of the FCC Order, the FCC sought comment on the appropriate transition and recovery mechanism for the rate elements not reduced as part of the FCC Order, including originating access (including originating charges for 8YY traffic) and certain common and dedicated transport. The FCC also sought comment on the appropriate policy framework for IP-to-IP interconnection. We cannot predict the timing or outcome of these proposals. Several states, industry groups, and telecommunications carriers challenged these rules in court. In May 2014, the U.S. Court of Appeals for the 10th Circuit upheld the FCC’s rules. Several petitions for reconsideration remain pending at the FCC. The outcome of these petitions is unpredictable. On December 23, 2011, on its own motion, the FCC modified two aspects of the FCC Order, one of which impacts intercarrier compensation. The FCC determined that intercarrier compensation for local traffic exchanged between wireline and wireless carriers pursuant to an interconnection agreement in effect as of the adoption date of the FCC Order became subject to a default bill-and-keep methodology on July 1, 2012, rather than on December 29, 2011.

On April 25, 2012, the Commission issued a reconsideration of the FCC Order and revised the rate that local exchange carriers could recover for originating intrastate toll VoIP-PSTN traffic (regardless of whether the traffic originated and/or terminated in IP format). Specifically, the FCC directed that through June 30, 2014, for intrastate toll originating VoIP-PSTN traffic, local exchange carriers will be permitted to tariff default access rates for such traffic equal to their then current intrastate originating switched access rates, absent a contract setting a different rate. On and after July 1, 2014, local exchange carriers will be permitted to tariff default access rates for such traffic equal to their then current interstate originating switched access rates.

There are initiatives in several state legislatures to lower intrastate access rates, aligning them with interstate rates, some of which may be affected by the FCC Order. Depending on whether we are a net collector or a net payer of any adjusted rate, such rate adjustments could have a negative effect on us.

Under the Twenty-First Century Communications and Video Accessibility Act (“CVAA”) and the FCC’s implementing rules, providers of advanced communications services will face new requirements to make their services accessible to persons with disabilities. These new obligations require that providers of electronic messaging, chat, non-interconnected VoIP and “interoperable video conferencing” must make their products and services accessible to persons with disabilities unless it is not “achievable” to do so. The CVAA and its rules also impose stringent record-keeping and annual reporting obligations on advanced communications services and on telecommunications and VoIP services previously subject to a different disabilities access standard. These new requirements could impact a variety of services we offer, and could require modifications to our services and/or increase the cost of providing affected services.

On November, 13, 2013, the FCC issued a Report and Order, In re Rural Call Completion, Report and Order and Further Notice of Proposed Rulemaking, FCC 13-135, mandating, among other things, that providers of long-distance voice service that make the initial long-distance call path choice for more than 100,000 domestic retail subscriber lines record and report certain data related to call completion. The recording and reporting requirements are effective upon approval of the data collection by the Office of Management and Budget and publication of the effective date in the Federal Register. One or more of our subsidiaries may be subject to these requirements. We are evaluating the applicability of the requirements and our ability to comply, including any financial impact of compliance.

Any changes to these legal requirements, including those caused by the adoption of new laws and regulations or by legal challenges, could have a material adverse effect upon the market for our services and products. Any delays in implementation of the regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Debt Collection and Credit Reporting

The receivable management business is regulated both at the federal and state level. The Federal Trade Commission (“FTC”) has the authority to investigate consumer complaints against debt collectors and to recommend enforcement actions and seek monetary penalties. In addition, a new Consumer Financial Protection Bureau (“CFPB”) was formed as part of the recently enacted Dodd-Frank Financial Reform Act. The CFPB has authority to regulate and bring enforcement actions against various types of financial service businesses including collection agencies. Despite the creation of this new agency, none of the enforcement authority was taken from the FTC, meaning that these two government agencies will have dual enforcement authority over the debt collection industry. We expect the CFPB will initiate rulemaking with respect to new regulations that may impact the collection business. The Federal Fair Debt Collection Practices Act (“FDCPA”) establishes specific guidelines and procedures that debt collectors must follow in communicating with consumer debtors, including:

•	time, place and manner of communications;

•	prohibition of harassment or abuse by debt collectors;

•	restrictions on communications with third parties and specific procedures to be followed when communicating with third parties to obtain a consumer debtor’s location information;

•	notice and disclosure requirements; and

•	prohibition of unfair or misleading representations by debt collectors.

Our collection business is also subject to the Fair Credit Reporting Act (“FCRA”), which regulates consumer credit reporting. Under the FCRA, liability may be imposed on furnishers of data to credit reporting agencies to the extent that adverse credit information reported is false or inaccurate. In addition, the Telephone Consumer Protection Act (“TCPA”), which was originally intended to regulate the telemarketing industry, contains certain provisions that also impact the collection industry. Most significantly, the TCPA prohibits the use of automated dialers to call cellular telephones without consent of the consumer and the potential liability for violations of this provision is substantial. In 2013 several United States District Courts held that the defendant violated the TCPA when it used an automated dialing device to call a residential line that had been converted to a VoIP service or used an automated dialing device to call a cell phone number where appropriate consent had been obtained but the number had since been reassigned by the carrier to a third party without the knowledge of the caller. In addition, some United States District Courts in 2013 held calls dialed in a mode which required an employee to launch each call from their desktop could still be considered automated calls and a violation of the TCPA because the equipment used to make the calls had the “capacity” to act as an automatic telephone dialing system. Violations of the TCPA carry a potential penalty of $500-$1,500 for each time a number is dialed in violation of the TCPA through the consumer private right of action.

At the state level, most states require that debt collectors be licensed or registered, hold a certificate of authority and/or be bonded. To qualify for such a license or registration, the debt collector may be required to satisfy minimum capital requirements. Due in part to the 2006 recapitalization, we and our debt collection subsidiary have been required to make special arrangements with state regulators to obtain licensure. Failure to comply with license requirements may subject the debt collector to penalties and/or fines. In addition, state licensing authorities, as well as state consumer protection agencies in many cases, have the authority to investigate debtor complaints against debt collectors and to recommend enforcement actions and seek monetary penalties against debt collectors for violations of state or federal laws.

In addition to complying with the foregoing federal and state laws, in March 2011, West’s debt collection operations entered into a Stipulated Order, (“Order”) as part of a settlement agreement that was negotiated with the FTC staff after a lengthy investigation. That Order requires us to comply with the FDCPA and the Federal Trade Commission Act, which will not require any procedural changes; however, violations of either law would subject the Company to a contempt action brought by the FTC in addition to the civil penalties available to private litigants. Further, the Order requires that all current employees and any new employee hired over the next five years be provided with a copy of the Order and a short statement regarding their compliance obligations. The Company is also required to maintain certain types of information and data that is subject to audit and inspection by the FTC over periods ranging from three to six years. Finally, we are required to include a new disclosure on all written communications to consumers that directs them to call a toll free number if they have a complaint regarding the manner in which their account was handled.

Teleservices

Teleservices sales practices are regulated at both the federal and state level. The TCPA, enacted in 1991, authorized and directed the FCC to regulate the telemarketing industry. The FCC set forth rules to implement the TCPA. The TCPA cases referenced above also apply to our teleservices and alerts and notifications services. These rules, which have been amended over time, currently place restrictions on the methods and timing of telemarketing sales calls as well as certain calling practices utilized in the accounts receivable management business, including:

•	restrictions on calls placed by automatic dialing and announcing devices;

•	limitations on the use of predictive dialers for outbound calls;

•	institution of a National “Do-Not-Call” Registry in conjunction with the FTC;

•	guidelines on maintaining an internal “Do-Not-Call” list and honoring “Do-Not-Call” requests;

•	restricts the use of prerecorded message telemarketing calls/text messages;

•	requirements for transmitting caller identification information; and

•	restrictions on facsimile advertising.

The Federal Telemarketing Consumer Fraud and Abuse Act of 1994 authorized the FTC to issue regulations designed to prevent deceptive and abusive telemarketing acts and practices. The FTC’s Telemarketing Sales Rule (“TSR”) became effective in January 1996 and has been amended over time. The TSR applies to most outbound telemarketing calls to consumers and portions of some inbound telemarketing calls. The TSR generally:

•	prohibits a variety of deceptive, unfair or abusive practices in telemarketing sales;

•	subjects a portion of inbound calls to additional disclosure requirements;

•	prohibits the disclosure or receipt, for consideration, of unencrypted consumer account numbers for use in telemarketing;

•	mandates additional disclosure statements relating to certain products or services, and certain types of offers, especially those involving negative option features;

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establishes additional authorization requirements for payment methods that do not have consumer protections comparable to those available under the Electronic Funds Transfer Act or the Truth in Lending Act, or for telemarketing transactions involving pre-acquired account information and free-to-pay conversion offers;

•	institutes a National “Do-Not-Call” Registry;

•	provides guidelines on maintaining an internal “Do-Not-Call” list and honoring “Do-Not-Call” requests;

•	limits the use of predictive dialers for outbound calls; and

•	restricts the use of pre-recorded message telemarketing calls.

In 2012, the FCC modified its TCPA rules in several respects. The new requirements include new obligations to obtain express written consent to use predictive dialers or pre-recorded messages for outbound telemarketing calls, strengthened call abandonment measurements and an obligation to provide “opt-out” options on outbound pre-recorded messages. These new requirements were phased in over 2013 and are now in effect.

In addition to the federal regulations, there are numerous state statutes and regulations governing telemarketing activities. These include restrictions on the methods and timing of telemarketing calls as well as disclosures required to be made during telemarketing calls and individual state “Do-Not-Call” registries. Some states also require that telemarketers register in the state before conducting telemarketing business in the state. Such registration can be time consuming and costly. Many states have an exemption for companies which have securities that are listed on a national securities exchange. In addition, employees who are involved in certain industry-specific sales activity, such as activity regarding insurance or mortgage loans, are required to be licensed by various state commissions or regulatory bodies and to comply with regulations enacted by those bodies.

The industries that we serve are also subject to varying degrees of government regulation, including laws and regulations, relating to contracting with the government and data security. We are subject to some of the laws and regulations associated with government contracting as a result of our contracts with our clients and also as a result of contracting directly with the U.S. government and its agencies.

With respect to marketing scripts, we rely on our clients and their advisors to develop the scripts to be used by us in making consumer solicitation, on behalf of our clients. We generally require our clients to indemnify us against claims and expenses arising with respect to the scripts and products which they provide to us.

We specifically train our marketing representatives to handle calls in an approved manner. While we believe we are in compliance in all material respects with all federal and state telemarketing regulations, compliance with all such requirements is costly and time-consuming. In addition, notwithstanding our compliance efforts, any failure on our part to comply with the registration and other legal requirements applicable to companies engaged in telemarketing activities could have an adverse effect on our business. We could become subject to litigation by private parties and governmental bodies, alleging a violation of applicable laws or regulations, which could result in damages, regulatory fines, penalties and possible other relief under such laws and regulations and the accompanying costs and uncertainties of such litigation and enforcement actions.

Recent Acquisitions

On April 21, 2014, we acquired Reliance Communications, LLC, doing business as SchoolMessenger (“SchoolMessenger”), a leading provider of notification and mobile communication solutions for the K-12 education market. SchoolMessenger serves thousands of public and private school districts in all 50 states by offering innovative solutions to connect and effectively communicate with millions of parents, students and staff every day. SchoolMessenger was founded in 1999 and has become the leading provider of high volume, on-demand messaging and communication platforms for the K-12 community. The purchase price was approximately $75.0 million and was funded by cash on hand. The acquisition will be integrated into our Unified Communications segment.

On June 13, 2014, we acquired Health Advocate, Inc. (“Health Advocate”), the nation’s leading independent provider of healthcare advocacy services. Health Advocate estimates it serves over 40 million Americans through more than 10,000 client relationships, including many of the nation’s largest employers, by helping members personally navigate healthcare and insurance-related issues, saving them time and money. Health Advocate leverages the power of pricing transparency and personalized health communications to help members make better informed decisions and get more value out of the healthcare system. Additional services include wellness coaching, employee assistance programs (EAP), nurse line, biometrics screenings and chronic care solutions. Health Advocate’s leading-edge technology platform combined with clinical and health plan and claims billing experts can support consumers with a wide range of healthcare or health insurance issues. The purchase price was approximately $265.0 million excluding working capital adjustments and was funded with approximately $80.0 million of cash and $185.0 million borrowed from the Company’s revolving trade accounts receivable facility at a variable rate, currently 1.58%. The acquisition will be integrated into our Communications Services segment.

Recent Transactions

Credit Agreement Amendment

On June 17, 2014 we commenced a process to amend the credit agreement governing our senior secured credit facilities (the “Credit Agreement Amendment”). The Credit Agreement Amendment, upon becoming effective, among other things, is expected to:

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provide for a five year (subject to a springing maturity), $350.0 million delayed draw term loan facility under our senior secured credit facilities to be made available, in a single borrowing, at any time on or before December 31, 2014 (the “Term A-1 Loans”);

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provide for a five year (subject to a springing maturity), $300.0 million revolving credit facility to be made available under our senior secured credit facilities in replacement of the existing revolving credit facility in effect under our senior secured credit facilities (the “Revolving Credit Facility”);

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reset the availability under the uncommitted incremental facilities permitted to be incurred under our senior secured credit facilities to $500.00 million (subject to increases in connection with payments of outstanding term loans); and

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amend certain negative covenants contained in the credit agreement governing the senior secured credit facilities, including to permit issuance of the notes offered hereby, and extend the total leverage ratio financial covenant under the senior secured credit facilities in effect immediately prior to the Credit Agreement Amendment through the maturity of the Term A-1 Loans and the Revolving Credit Facility with certain step-downs in such ratio levels for test periods ending after December 31, 2015.

See “Description of Certain Other Indebtedness” for a description of our existing senior secured credit facilities and a further description of the Credit Agreement Amendment. The effectiveness of the Credit Agreement Amendment is conditioned upon, among other things, the Company obtaining the consent of lenders holding a majority of the commitments and loans outstanding under our senior secured credit facilities. The terms of the proposed Credit Agreement Amendment have not been finalized and, as a result, no assurance can be given that such amendments will in fact be entered into on the terms described above, or at all, and the terms of the Credit Agreement Amendment may differ from those set forth herein and such differences could be material. If we receive the requisite consents, and the other conditions precedent are met, we may close the Credit Facility Amendment on or prior to the date of closing of the offering of the notes contemplated hereby.

Refinancing

The Company intends to use the proceeds from the issuance and sale of the notes offered hereby to (i) prepay in part Term B-9 Loans or Term B-10 Loans (or any combination thereof, at the Company’s option) outstanding under our senior secured credit facilities in an aggregate principal amount of at least $250.0 million and pay accrued but unpaid interest thereon, (ii) repurchase all or a portion of our 8.625% senior notes due 2018 (the “2018 Notes”) pursuant to a debt tender offer and consent solicitation, which was launched on June 17, 2014 (the “2018 Notes Tender Offer”), with any such 2018 Notes not repurchased pursuant to the 2018 Notes Tender Offer to be redeemed by the Company’s delivering a notice of redemption in respect of all outstanding 2018 Notes, and depositing funds sufficient to satisfy and discharge the indenture governing the 2018 Notes in accordance with its terms, on the date of the issuance of the notes, (iii) repurchase up to an aggregate principal amount of $200.0 million of our 7.875% senior notes due 2019 (the “2019 Notes”) pursuant to a debt tender offer (the “2019 Notes

Tender Offer”), and, if less than $200.0 million aggregate principal amount of the 2019 Notes are repurchased pursuant to the 2019 Notes Tender Offer, the Company intends to deliver a notice of redemption for an aggregate principal amount of 2019 Notes on or promptly after the date of issuance of the notes offered hereby such that the aggregate principal amount of the 2019 Notes that are repurchased in the 2019 Notes Tender Offer, together with the aggregate principal amount of the 2019 Notes subject to a notice of redemption on or after the date of issuance of the notes offered hereby, is equal to $200.0 million and (iv) to pay fees and expenses incurred in connection with the offering of the notes offered hereby, the transactions described in the foregoing clauses (i) through (iii) (as applicable), the establishment of the facility in respect of the Term A-1 Loans described above, the establishment of the Revolving Credit Facility described above and any related transactions. The prepayments, repurchases, redemptions and other transactions described in the foregoing clauses (i) through (iv) are collectively referred to as the “Refinancing.”